                                                                    EXHIBIT 2.2

               ------------------------------------------------


                   AGREEMENT FOR PURCHASE AND SALE OF ASSETS

                                 BY AND AMONG

                           ATRIA COMMUNITIES, INC.,

                       BRIARCLIFF VILLAGE HEALTH CENTER,

                    BRIARCLIFF VILLAGE HEALTH CENTER, INC.,

                                      AND

                LARRY S. PARKER, RANDY PARKER, MARY G. TEDFORD,

                LAURA R. TEDFORD, DAVID TEDFORD, AND DON STEELE

               ------------------------------------------------


                               December 15, 1997

                               TABLE OF CONTENTS

Section                                                                     Page

1.  Purchase and Sale of Assets..............................................  1
    1.1  Acquisition Assets..................................................  1
    1.2  Excluded Assets.....................................................  3
    1.3  Assumed Liabilities; No Assumption of Other Liabilities.............  3

2.  Purchase Price; Deposit; Payment.........................................  3
    2.1  Purchase Price; Deposit; Payment....................................  3
    2.2  Prorations..........................................................  3
    2.3  Allocation of Purchase Price........................................  4

3.  Deposit; Escrow; Closing; Termination....................................  4
    3.1  Escrow..............................................................  4
    3.2  The Closing.........................................................  4
    3.3  Actions Taken by Title Agent on Closing Date and Thereafter.........  5
    3.4  Termination of Escrow...............................................  5

4.  Representations and Warranties of Sellers and Shareholders...............  5
    4.1  Authority; No Conflict..............................................  5
    4.2  Assets Necessary To Business........................................  7
    4.3  Books and Records...................................................  7
    4.4  Brokers.............................................................  7
    4.5  Completeness of Statements..........................................  7
    4.6  Environmental Matters...............................................  7
    4.7  Insurance...........................................................  8
    4.8  Litigation..........................................................  9
    4.9  Taxes...............................................................  9
    4.10  Title to Properties; Condition and Repair.......................... 10
    4.11  Zoning............................................................. 10

5.  Representations and Warranties of Owner.................................. 10
    5.1  Real Property....................................................... 10
    5.2  Utilities........................................................... 11

6.  Representations and Warranties of Operator and Shareholders.............. 11
    6.1  Absence of Certain Events........................................... 11
    6.2  Contracts........................................................... 12
    6.3  Current Compensation of Employees................................... 12
    6.4  Employee Benefits................................................... 12
    6.5  Financial Statements................................................ 13
    6.6  Healthcare Legal Requirements....................................... 13
    6.7  Labor Matters....................................................... 13

                               TABLE OF CONTENTS

Section                                                                   Page

   6.8   Liabilities Not Disclosed On Balance Sheet....................... 13
   6.9   Medicare, Medicaid and Other Third Party Payors.................. 14
   6.10  Permits.......................................................... 14
   6.11  Proprietary Property............................................. 14

7. Representations and Warranties of Buyer................................ 14

   7.1   Corporate Status................................................. 15
   7.2   Authority; Consents; Enforcement; Noncontravention; Noncompetes.. 15
   7.3   No Agent or Broker............................................... 15

8. Additional Covenants of the Parties.................................... 15

   8.1   Access and Investigation......................................... 15
   8.2   Operation of the Facility........................................ 16
   8.3   Required Consent................................................. 16
   8.4   Notification..................................................... 16
   8.5   No Negotiation................................................... 16
   8.6   Approvals of Governmental Bodies................................. 17
   8.7   Patients' Accounts............................................... 17
   8.8   Retroactive Settlements.......................................... 17
   8.9   Patients' Personal Funds Accounts................................ 18
   8.10  Preservation of Records; Access By Sellers....................... 18
   8.11  Transition of the Facility....................................... 18
   8.12  Compliance with Legal Requirements............................... 18
   8.13  Operator's Employees and Employee Benefits....................... 19
   8.14  Survey........................................................... 19
   8.15  Title Insurance.................................................. 19
   8.16  Filing of Taxes; Payment......................................... 20
   8.17  Sales and Other State Taxes...................................... 20
   8.18  Non-Competition Agreements....................................... 20
   8.19  Management Agreement............................................. 20
   8.20  Further Assurances............................................... 20

9. Conditions Precedent to Buyer's Obligation to Close.................... 21

   9.1   Accuracy of Representations...................................... 21
   9.2   Sellers' Performance............................................. 21
   9.3   No Proceedings................................................... 21
   9.4   Consents......................................................... 21
   9.5   Texas DHS Authorization.......................................... 21
   9.6   Other Documents.................................................. 21
   9.7   Title Policy..................................................... 22
   9.8   No Prohibition................................................... 22

                               TABLE OF CONTENTS

Section                                                                   Page

10.      Conditions Precedent to Sellers' Obligation to Close............. 22
   10.1  Accuracy of Representations...................................... 22
   10.2  Buyer's Performance.............................................. 22
   10.3  No Injunction.................................................... 22
   10.4  Consents......................................................... 22
   10.5  Definitive Agreements for Purchase and Sale of Other Facilities.. 22
   10.6  Other Documents.................................................. 23

11. Termination........................................................... 23
   11.1  Termination Events............................................... 23
   11.2  Effect of Termination............................................ 24

12. Deliveries and Actions To Be Taken At Closing ........................ 24
   12.1  Deliveries by Sellers............................................ 24
   12.2  Deliveries by Buyer.............................................. 25

13. Indemnification; Remedies............................................. 26
   13.1  Survival; Right to Indemnification............................... 26
   13.2  Indemnification and Payment of Damages By Owner.................. 26
   13.3  Indemnification and Payment of Damages By Operator............... 26
   13.4  Indemnification and Payment of Damages by Shareholders........... 27
   13.5  Indemnification By Buyer......................................... 27
   13.6  Indemnity Claims................................................. 27
   13.7  Remedies; Right of Set-Off....................................... 29

14. Miscellaneous Provisions.............................................. 29
   14.1  Amendment; Waiver................................................ 29
   14.2  Assignment; Binding Effect....................................... 29
   14.3  Construction and Interpretation of Agreement..................... 29
   14.4  Severability of Provisions....................................... 30
   14.5  Confidentiality of Certain Information........................... 30
   14.6  Confidentiality of Agreement..................................... 31
   14.7  Exhibits and Schedules........................................... 31
   14.8  Counterparts..................................................... 31
   14.9  Entire Agreement................................................. 31
   14.10 Expenses......................................................... 32
   14.11 Further Assurances............................................... 32
   14.12 Governing Law.................................................... 32
   14.13 No Public Announcement........................................... 32
   14.14 Notices.......................................................... 32
   14.15 Recovery of Expenses by Prevailing Party......................... 33
   14.16 Cumulative Remedies; Specific Performance........................ 33

                               TABLE OF CONTENTS

Section                                                                   Page

                                    EXHIBITS

Description                                                              Exhibit
Certain Definitions....................................................        A
Assumed Contracts......................................................        B
Purchase Price Allocation..............................................        C
Survey Requirements....................................................        D
Bill of Sale...........................................................        E
Assignment and Assumption Agreement....................................        F
Non-Competition Agreement..............................................        G
Management Agreement...................................................        H

                                   SCHEDULES

Description............................................................ Schedule
   ....................................................................
Authority, No Conflict and Organization, Seller's Consents.............      4.1
Broker Fees............................................................      4.4
Environmental Matters..................................................      4.6
Insurance..............................................................      4.7
Litigation.............................................................      4.8
Taxes..................................................................      4.9
Personal Property......................................................     4.10
Real Property..........................................................      5.1
Absence of Certain Events..............................................      6.1
Contracts..............................................................      6.2
Employees and Compensation.............................................      6.3
Financial Statements...................................................      6.5
Labor Matters..........................................................      6.7
Absence of Undisclosed Liabilities.....................................      6.8
Medicare, Medicaid and Other Third Party Payor Contracts...............      6.9
Permits................................................................     6.10

                   AGREEMENT FOR PURCHASE AND SALE OF ASSETS

     This Agreement for Purchase and Sale of Assets is entered into and effective as of December 15, 1997, by and among Atria Communities, Inc., a Delaware corporation ("Buyer"), Briarcliff Village Health Center, a Texas general partnership ("Owner"), Briarcliff Village Health Center, Inc., a Texas corporation ("Operator"), and Larry S. Parker, Randy Parker, Mary G. Tedford, Laura R. Tedford, David Tedford and Don Steele (collectively, the "Shareholders"). (Owner and Operator are hereinafter referred to collectively as "Sellers".)

     Recitals:

     A. Owner owns certain "Real Property" (as defined in Section 1.1(b)) located at 3403 South Vine Street, Tyler, Texas 75701. Operator leases the Real Property from Owner and operates a facility licensed as a Class B Personal Care Facility with approximately 12 beds and a skilled nursing facility having approximately 230 beds (the "Facility") at such location.

     B. The Real Property being conveyed by this Agreement consists of three parcels of land. Larry S. Parker, Randy Parker and Don Steele own two of these parcels of land, in their individual capacities, as tenants in common. For purposes of all representations and warranties related to the Real Property and the conveyance of the Real Property, the term "Sellers" shall include Larry S. Parker, Randy Parker and Don Steele.

     C. Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer the Real Property and the Facility, and all of the assets and properties located at the Facility and owned or used by either Seller in connection with the operation of the Facility, pursuant to the terms of this Agreement.

     D. In addition to the terms defined in this Agreement, certain other terms used in this Agreement are in the Exhibit of Certain Defined Terms attached to this Agreement as Exhibit A and such terms, when used in this Agreement, have the meaning set forth in that Exhibit.

     Agreement:

     Now, Therefore, the parties hereby agree as follows:

     1.   Purchase and Sale of Assets.

     1.1 Acquisition Assets. Upon the terms and subject to the conditions of this Agreement, at the "Closing" on the "Closing Date" (as such terms are defined in Section 3.2), Sellers shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Encumbrances (other than the "Permitted Encumbrances" (as defined in Section 9.7)), all of each Seller's respective right, title and interest under, in and to the Facility and, except as otherwise provided in Section 1.2, all of each Seller's property and assets, real and personal, tangible and intangible that are located at, and used in connection with the operation of, the Facility, including the following (collectively, the "Acquisition Assets"):

          (a) All of the assets and properties reflected on the "Acquisition Balance Sheet" (as defined in Section 6.5) and those assets and properties acquired since the date of the Acquisition Balance Sheet, except those assets that have been disposed of in the Ordinary Course of Business between the date of the Acquisition Balance Sheet and the Closing Date;

          (b) The real property described on Schedule 5.1, together with all improvements, buildings and fixtures located thereon and all easements and rights appurtenant thereto (the "Real Property");

          (c) All machinery, equipment, fixtures, computer hardware and software (subject to any restrictions by the licensor on the assignment thereof) tools, supplies, spare parts, furniture, vehicles and all other tangible personal property and assets located at the Facility and owned or leased by either Seller and used or held for use in connection with the Facility, including those identified on Schedule 4.10 (the "Personal Property");

          (d) All inventories of cleaning supplies, food, all medical supplies, inventory of drugs and other medical inventory and all other inventories and supplies located in and about the Facility (the "Inventory");

          (e) Patient medical records for all patients in the Facility on the Closing Date (the "Straddle Patients");

          (f) All of each Seller's respective interest (including all rights, benefits, duties and obligations) in those Contracts listed on Exhibit B ("Assumed Contracts"), including all assumable prepaid expenses and deposits arising under the Assumed Contracts;

          (g) All Governmental Authorizations owned, held or utilized by either Seller in connection with the ownership of the Acquisition Assets and the operation of the Facility, and all pending applications therefor, in each case to the extent transferrable to Buyer, including those listed on Schedule 6.10 (the "Permits");

          (h) All data and records of each Seller related to the Acquisition Assets including equipment logs, operating guides and manuals, and other similar documents and records ("Data and Records");

          (i) All rights to the name "Briarcliff Health Center";

          (j) The going concern value and goodwill associated with the operation of the Facility; and

          (k) All other properties and assets of every kind, character or description, tangible or intangible, owned by either Seller and located at, and used or held for use in connection with, the Facility, whether or not similar to the items or types specifically set forth above.

     1.2 Excluded Assets. The only assets of either Seller located at, or used in connection with the operation of, the Facility not included in the Acquisition Assets and not to be purchased and sold under this Agreement are the following (collectively, the "Excluded Assets"):

          (a) All cash, cash equivalents, securities and investments, loan costs, if any, and accounts receivable, notes receivable, premiums receivable, commissions receivable, and other rights to receive payments from residents of the Facility or from others, including all trade accounts receivable representing amounts payable to either Seller for services rendered to residents of the Facility prior to the Closing Date;

          (b) Any Contract to which either Seller is a party that is not listed on Exhibit B; and

          (c) Records related to Organizational Documents of each Seller and all medical records of all patients other than the Straddle Patients.

     1.3 Assumed Liabilities; No Assumption of Other Liabilities. Effective as of the Closing, Buyer shall assume, perform and discharge only those obligations of either Seller arising solely under the Assumed Contracts on or after the Closing Date. Except for the Liabilities identified in the immediately preceding sentence, Buyer does not assume, and shall not in any manner become responsible or liable for, and each Seller shall retain, pay, discharge and perform in full, all other Liabilities of such Seller. Each Sellers shall remain liable and responsible for all of its Liabilities of any nature whatsoever not expressly assumed by Buyer under the terms of this Agreement.

     2. Purchase Price; Deposit; Payment.

     2.1 Purchase Price; Deposit; Payment.

          (a) The purchase price for the Acquisition Assets shall be $10,890,000 ("Purchase Price").

          (b) Within ten days of Buyer's receipt of an indemnification letter from the title insurance company ("Title Company") for which Smith County Abstract Company ("Title Agent") is an agent, Buyer shall deliver $250,000 to Title Agent or Title Company, to be held by Title Agent or Title Company in an interest-bearing account as a good faith deposit ("Deposit").

     2.2 Prorations. All ad valorem real property taxes and assessments on the Real Property that are due and payable in the year of Closing shall be prorated on the basis of a 365-day year, in the manner customarily followed in Tyler, Texas as of the Closing Date. All rents actually received by either Seller from residents for the month in which the Closing occurs shall be prorated between Buyer and Sellers based on the number of days in the month. At the Closing, the net amount of such prorations shall be paid by Buyer to Sellers in addition to the Purchase Price, or shall be paid by Sellers to Buyer, as the case may be.
If the Closing occurs before the amounts of the taxes and assessments to be prorated pursuant hereto are known by the parties, such taxes and assessments shall be prorated at the Closing based upon the amounts assessed in the immediately preceding calendar or fiscal year, and when the amount of taxes and assessments for the year in which the Closing occurs are known by the parties, the parties shall reapportion such taxes or assessments based upon the actual amount thereof.

     2.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquisition Assets as specified in Exhibit C to this Agreement. After the Closing, the parties agree to make consistent use of the allocation for all Tax purposes and in any and all filings, declarations and reports with the IRS related to this Agreement, including, the reports required to be filed under
Section 1060 of the IRC, if applicable. Buyer shall prepare and deliver IRS Form 8594 to Sellers within 45 days after the Closing Date if such form is required to be filed with the Internal Revenue Service. In any proceeding related to the determination of any Tax, no party hereto shall contend or represent that such allocation is not correct.

     3. Deposit; Escrow; Closing; Termination.

     3.1 Escrow. This Agreement constitutes (a) a contract of purchase and sale between the parties and (b) escrow instructions to Title Agent for the escrow created hereby ("Escrow"). Either party may deliver a fully signed copy of this Agreement to Title Agent, and this Escrow shall be deemed open on the date ("Escrow Opening Date") when Title Agent has received a copy or copies of this Agreement signed by both parties and the standard terms and conditions of escrow, if any, that Title Agent may require signed by both parties.

     3.2 The Closing.

          (a) Title Agent will close (the "Closing") the Escrow and the transactions described in this Agreement on the date (the "Closing Date") that all of the following conditions are satisfied but in no event later than February 2, 1998 (the "Termination Date"), unless Buyer and Sellers agree otherwise:

          (1) All funds and documents described in Section 12 have been delivered to Title Agent;

          (2) Title Agent has received notification from Buyer that each of the conditions set forth in Section 9 has been either satisfied or Buyer has waived satisfaction of any unsatisfied condition;

          (3) Title Agent has received notification from each Seller that each of the conditions set forth in Section 10 has been either satisfied or each Seller has waived satisfaction of any unsatisfied condition; and

          (4) Title Agent can issue the "Title Policy" (as defined in Section 9.7), insuring fee simple title to the Real Property in the amount of the Purchase Price, subject to only (1) the Encumbrances for real estate Taxes and statutory liens for Taxes not yet due and payable, and (2) the Permitted Encumbrances, and with such endorsements that Buyer has requested.

         (b) The effective time of the Closing shall be 12:01 a.m., Central Time, on February 1, 1998 (the "Effective Time").

     3.3 Actions Taken by Title Agent on Closing Date and Thereafter.

          (a) On the Closing Date when all of the conditions set forth in
Section 3.2 have been satisfied, Title Agent shall file with the appropriate officials the "Deed" (as defined in Section 12.1(e)) and such other documents as may be necessary to procure the Title Policy, and shall disburse the funds and documents to the parties in the manner set forth in Section 12.

          (b) If Title Agent cannot close Escrow prior to the Termination Date, it shall, nevertheless, close Escrow when all conditions have been satisfied or waived unless Title Agent receives after the Termination Date, but prior to the close of Escrow, a notice to terminate Escrow from a party who, at the time the notice is delivered, is not in Breach of any provision of this Agreement.

     3.4 Termination of Escrow. Within two working days after delivery of a notice of termination from one party to this Agreement in accordance with
Section 11.1, Title Agent shall deliver a copy of the notice to the other parties. Unless one of the other parties delivers to Title Agent a notice of objection to termination of Escrow within three days after Title Agent delivered the notice of termination to that party, Title Agent shall promptly terminate Escrow and shall return all funds (excluding the Deposit) and documents held by it to the party depositing the same and disburse the Deposit in the manner set forth in Section 11.2. If Title Agent receives notice of objection to the termination of Escrow within the three-day period, Title Agent shall hold all funds (including the Deposit) and documents delivered to it in connection with Escrow and Title Agent may, in its sole discretion, take no further action until otherwise directed by other instructions signed by both parties or a final order or judgment of a court of competent jurisdiction. Title Agent will have no liability or responsibility for determining that a party giving a notice of termination is not in default under this Agreement.

     4. Representations and Warranties of Sellers and Shareholders. Each Seller and each Shareholder hereby represents and warrants to Buyer as follows:

     4.1 Authority; No Conflict.

          (a) This Agreement constitutes the legal, valid, and binding obligation of each Seller, enforceable against it in accordance with its terms. Each Seller has the full right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate all of the transactions described in this Agreement.

          (b) Each Seller has, and at all times has had, full power and authority to own and lease its properties as such properties are now owned and leased and to conduct its business as it is now being conducted. Owner's Federal Employer Identification Number is 75-2148433 and Operator's Federal Employer Identification Number is 75-2141408. Each Seller certifies that (a) the number shown above is its correct taxpayer identification number, (b) it is not subject to backup withholding because (1) it has not been notified that it is subject to backup withholding as a result of a failure to report all interest or dividends or (2) the Internal Revenue Service has notified it that it is no longer subject to backup withholding, and (c) it is not a foreign Person within the meaning of Sections 1445 and 1446 of the IRC, and the regulations promulgated thereunder.

          (c) Except as set forth in Schedule 4.1, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions described in this Agreement will, directly or indirectly (with or without notice or lapse of time):

               (1) Contravene, conflict with, or result in a violation of, any provision of the Organizational Documents of either Seller or any resolution adopted by the governing body or equity owners of either Seller;

               (2) Contravene, conflict with, or result in a violation of, any Legal Requirement or give any Governmental Body or other Person the right to challenge any of the transactions described in this Agreement or to exercise any remedy or obtain any relief under any Legal Requirement applicable to either Seller or any of the Acquisition Assets;

               (3) Contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by either Seller or that otherwise relates to any of the Acquisition Assets, except (A) where any such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification would not result in a Material Adverse Effect to either Seller, the Facility, or any of the Acquisition Assets and (B) for the requirement that Buyer must apply for a license from the Texas Department of Human Services (the "Texas DHS") to operate the Facility;

               (4) Cause either Seller, or to the Knowledge of either Seller cause Buyer, to become subject to, or to become liable for the payment of, any Tax to any Governmental Body, other than real estate and ad valorem property Taxes normally assessed in Texas against owners of such property;

               (5) Contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Assumed Contract, other than those Persons who are parties to Assumed Contracts that require Consent from such Persons prior to the assignment of the Assumed Contract; or

               (6) Result in the imposition or creation of any Encumbrance on or related to any of the Acquisition Assets owned or used by either Seller.

          (d) Neither Seller is nor will it be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions described in this Agreement, except (A) as set forth in Schedule 4.1, (B) for compliance with Medicare, Medicaid and Title 40, Chapter

19 of the Texas Administrative Code (the "Texas Nursing Facility Requirements"), and (C) where the failure to give such notice or Consent would not have a Material Adverse Effect on either Seller, the Facility, or any of the Acquisition Assets.

          (e) Each Seller has complied, and is in compliance, with all Legal Requirements applicable to it and its operations and the ownership or use of the Acquisition Assets, except (A) for compliance with Medicare, Medicaid and Texas Nursing Facility Legal Requirements, and (B) where the failure to comply would not have a Material Adverse Effect on either Seller, the Facility, or any of the Acquisition Assets. Neither Seller has Knowledge of any facts or circumstances which may constitute or result in any noncompliance.

     4.2 Assets Necessary To Business. Except for assets used by either Seller principally for accounting functions, the Acquisition Assets (provided Buyer replaces the Excluded Assets) are sufficient for Buyer to operate the Facility on and after the Closing Date in the same manner that Operator operated the Facility prior to the date of this Agreement.

     4.3 Books and Records. The books of account of each Seller are complete and correct in all material respects, and all monies due or to become due from or to or owing by, and all Liabilities of each Seller, by reason of any transaction, matter or cause whatsoever have been duly, correctly and completely entered therein in all material respects.

     4.4 Brokers. All negotiations relative to this Agreement and the transactions described in this Agreement have been conducted by Sellers directly with Buyer, without the assistance or intervention of any other Person except for DevCon Real Estate Brokers ("DevCon"). To each Seller's Knowledge, DevCon is the only Person who may have a valid claim against Buyer for a finder's fee, investment banking fees, brokerage commission or other like payment.

     4.5 Completeness of Statements. Each Seller has disclosed to Buyer in writing all material facts known to it relating to the representations and warranties of such Seller made in this Agreement. No representation, warranty or covenant of either Seller in this Agreement contains any untrue statement of a material fact, any misstatement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading when taken as a whole.

     4.6 Environmental Matters.

        (a) Except as disclosed on Schedule 4.6, (1) each Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law, (2) neither Seller has any basis to expect, nor to the Knowledge of each Seller, has either Seller, or any other Person for whose conduct either Seller is or may be held responsible, received any Order, notice, or other communication from (A) any Governmental Body or Person acting in the public interest, or (B) the current or prior owner or operator of the Facility, of any actual or Threatened violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities relating to the Facility. Neither Seller has generated, manufactured, refined, transferred, imported, used, or processed Hazardous Materials from the Facility, nor, to the Knowledge of each Seller, has any other Person for whose conduct either Seller is or may be held responsible, transported, treated, stored, handled, transferred, disposed, recycled or received Hazardous Materials.

          (b) Except as set forth on Schedule 4.6, there are no pending or, to the Knowledge of each Seller, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, affecting the Facility or any of the Acquisition Assets.

          (c) Except as set forth on Schedule 4.6, neither Seller has any basis to expect, nor has either Seller, or to the Knowledge of each Seller, any other Person for whose conduct either Seller is or may be held responsible received, any notice, Order, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities regarding the Facility or any of the Acquisition Assets or to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by either Seller, or any other Person for whose conduct either Seller is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

          (d) Except as set forth on Schedule 4.6, neither one of Sellers, nor to the Knowledge of each Seller, any other Person for whose conduct either Seller is or may be held responsible, has any Environmental, Health, and Safety Liabilities related to the Facility or the Acquisition Assets, or at any property geologically or hydrologically adjoining the Facility.

          (e) Except as set forth on Schedule 4.6, there are no Hazardous Materials present on or in the Environment at the Real Property or, to the Knowledge of each Seller, at any geologically or hydrologically adjoining the Real Property, other part of the Real Property or such adjoining property, or incorporated into any improvement located thereon or in any Personal Property. Neither one of Sellers, nor any other Person for whose conduct either Seller is or may be held responsible, has permitted or conducted, or are aware of, any Hazardous Activity conducted with respect to the Facility or any of the Acquisition Assets.

          (f) Except as set forth on Schedule 4.6, there has been no Release, or to the Knowledge of each Seller, a Threat of Release, of any Hazardous Materials at or from the Facility or the Real Property.

     4.7 Insurance. Included as Schedule 4.7 is a complete listing of all insurance policies related to the Acquisition Assets insuring each Seller, and bonds issued concerning the Acquisition Assets, detailing the coverage insured against and the amount thereof, the insurance carrier, the policy number and the premium payments. Except as disclosed on Schedule 4.7, neither Seller does nor has either Seller maintained any self-insurance programs. Schedule 4.7 further includes a statement of all claims for insured losses filed by either Seller within the three-year period prior to the date hereof. Except as listed on
Schedule 4.7, neither Seller has received any notice from any insurance carrier that (a) such Seller's coverage will be canceled in whole or in part or (b) that the premiums or premium rates (where the premium is computed on a fluctuating base) will be increased.

     4.8 Litigation. Except as set forth on Schedule 4.8, to each Seller's Knowledge, there are no Proceedings or claims, pending or Threatened against or affecting either Seller, the Acquisition Assets, the Facility, or any employee of Operator, by or before any Governmental Body. Neither Seller is subject to, nor in default under, any Order applicable to it, the Facility, the Acquisition Assets, or any of its employees.

     4.9 Taxes.

          (a) Each Seller has timely paid in full all ad valorem property Taxes levied on its respective portion of the Acquisition Assets that have become due and payable prior to the date of this Agreement. Operator has withheld proper and accurate amounts from its employees in full and complete compliance with the Tax withholding provisions of the IRC and other applicable Legal Requirements, and has filed proper and accurate Tax Returns for all years and periods (and portions thereof) for which any such Tax Returns were due for employee income Tax, withholding Taxes, social security Taxes and unemployment Taxes. Operator has paid or remitted all Taxes and other amounts from its employees' wages for periods ended on or prior to the date hereof, and, for periods ended after the date hereof, for which payment is not yet due, Operator has made adequate accruals on its regular books of account.

          (b) Each Seller has prepared, signed and filed all federal Tax Returns required to be filed by all applicable Legal Requirements on or before the date hereof, and has timely paid or accrued all Taxes or installments thereof, interest, penalties, assessments and deficiencies of every kind and nature whatsoever which were due and owing on such Tax Returns or which were or are otherwise due and owing under all applicable Legal Requirements for any periods for which Tax Returns were due, whether reflected on such Tax Returns and whether relating to the income of such Seller. The amounts recorded as payable for Taxes in the Acquisition Balance Sheet is sufficient for the payment of all Taxes attributable to all periods ended on or before the date of the Acquisition Balance Sheet and adequate accruals have been made by each Seller for all Liabilities for Taxes accruing since the date of the Acquisition Balance Sheet. There are in effect no Contracts or Consents providing for an extension of time for any assessment of any Tax, or any deficiency against either Seller, other than routine extensions in filing deadlines. Except as set forth on Schedule , there are no Proceedings now pending nor Threatened, against either Seller, nor are there any matters under discussion with the IRS, or other Governmental Authority, relating to any Taxes, or any claims or deficiencies with respect thereto. Set forth on Schedule 4.9, is a list of federal income Tax Returns that IRS has audited.

          (c) Except as provided on Schedule 4.9, neither Buyer nor either Seller are liable for any sales, use, transfer or other similar Tax as a result of the transactions described in this Agreement and no such Tax will be imposed by any Governmental Body on the sale of the Acquisition Assets to Buyer, and Buyer is not required to withhold any portion of the Purchase Price on account of any such Tax.

     4.10 Title to Properties; Condition and Repair. Schedule 4.10 sets forth a listing of the Personal Property owned or used respectively by each Seller in the operation of the Facility. Except as disclosed on Schedule 4.10, each Seller owns the Personal Property included within the Acquisition Assets that it purports to own or reflected as owned in the books and records of such Seller (except for assets held under capitalized leases disclosed in Schedule 6.2 of this Agreement) free and clear of all Encumbrances of any nature whatsoever, except for the lien for current ad valorem property Taxes not yet due and payable. Except for the regular, scheduled repairs which are done in the Ordinary Course of Business, all of the Acquisition Assets are free of material defect, well maintained, in good working order, condition and repair.

     4.11 Zoning. To the Knowledge of each Seller, the operation of the Facility on the Real Property by Buyer following the Closing Date does not require any zoning or planning department approvals in addition to those which either Seller has already obtained. Buyer is automatically entitled to the benefits of all such approvals without the necessity of any affirmative action on Buyer's behalf. Neither Seller has any information which would lead it to believe that the use of the Real Property will be adversely affected by any pending or proposed zoning or use changes.

     5. Representations and Warranties of Owner. Owner hereby represents and warrants to Buyer as follows:

     5.1 Real Property.

          (a) Schedule 5.1 sets forth a complete legal description of the Real Property. None of the Real Property is subject to any Encumbrance, variance or other limitation except for (a) mortgages or security interests securing obligations in an aggregate amount of less than $1,000,000, (b) liens for current Taxes not yet due, (c) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Facility, and (d) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by Owner lie wholly within the boundaries of the Real Property owned by Owner and, with the exception of any fences located around the boundaries of the Real Property, do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

          (b) There are no pending, or Threatened, condemnation Proceedings relating to the Real Property or other matters affecting its current use, occupancy or value.

          (c) Owner has not received any notice from any Governmental Body, nor does it otherwise have Knowledge of any contemplated, actual or Threatened reassessment of the value of the Real Property for ad valorem real property Tax purposes, other than normal periodic reassessment and any such reassessment that may occur by virtue of the sale of the Real Property to Buyer and the recordation of the Deed in the appropriate public office.

     5.2 Utilities. The Facility is supplied with utilities and other services necessary for its operation, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are sufficient for Buyer to operate the Facility in the same manner that in which Operator operated the Facility prior to the date of this Agreement and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the Real Property.

     6. Representations and Warranties of Operator and Shareholders. Owner and each Shareholder hereby represent and warrant to Buyer as follows:

     6.1 Absence of Certain Events. Except as set forth on Schedule 6.1, since the date of the Acquisition Balance Sheet, Operator has operated the Facility only in the Ordinary Course of Business and has not:

          (a) Experienced any event, occurrence or condition which, individually or in the aggregate has or is reasonably likely to have a Material Adverse Effect on the Facility or any of the Acquisition Assets;

          (b) Entered into or committed to any transaction that, individually or in the aggregate, has or is reasonably likely to have, a Material Adverse Effect on the Facility or any of the Acquisition Assets;

          (c) Changed any of its accounting methods, principles or practices;

          (d) Incurred or agreed to incur any indebtedness for borrowed money or allowed any of the Acquisition Assets to be subjected to any Encumbrance whatsoever, other than non-monetary restrictions which will not materially interfere with Operator's use and enjoyment of the Acquisition Assets;

          (e) Terminated or amended or suffered the termination or amendment of any Assumed Contracts or Permit, where the loss of such Assumed Contract or Permit would result in a Material Adverse Effect on Operator or the Facility;

          (f) Adopted, modified or amended any Employee Benefit Plan;

          (g) Entered into any Contract to do any of the above;

And, except as set forth on Schedule 6.1, Operator has:

          (h) Continued its operations at the Facility in the Ordinary Course of Business and maintained its operations, the Facility, Acquisition Assets, books of account, records and files in substantially the same manner as heretofore; and

          (i) Used its Best Efforts to preserve its business at the Facility.

      6.2 Contracts. Operator has delivered to Buyer a complete copy of each Assumed Contract listed in Exhibit B. Operator has performed in all respects all obligations to be performed by it under the terms of any of the Assumed Contracts through the date of this Agreement, and Operator is not in default under any Assumed Contract. Moreover, to the Knowledge of Operator, no event has occurred which, with notice or the passage of time, or both, would constitute a default under any Assumed Contract. To the Knowledge of Operator, there is no basis for any of the other parties to Assumed Contracts to assert that Operator is in default thereunder and the other parties to Assumed Contracts are not in default thereunder. Except for those Assumed Contracts described on Exhibit B whose terms require the prior Consent of the other party thereto for an assignment to Buyer, the consummation of the transactions described in this Agreement will not cause a default under any Assumed Contract. Except as set forth on Schedule 6.2, there are no existing disputes between Operator, on the one hand, and any other party to any Assumed Contract, on the other hand.

     6.3 Current Compensation of Employees.

          (a) Set forth on Schedule 6.3 is a complete list (the "List") of Operator's employees on the date of such List who work at the Facility along with the amount of the current wage rate for hourly employees and monthly salaries for salaried employees and the total compensation paid or due for services to each management employee for 1997, and a complete description of any commitments to such management employees regarding compensation payable thereafter. Except as set forth on Schedule 6.3, since the date of the List on
Schedule 6.3, there has been no change in the management employees who work at the Facility. Except as set forth on Schedule 6.3, 6.3, (1) there has been no change in the salaries or compensation paid to employees of Operator since the date of the Acquisition Balance Sheet other than in the Ordinary Course of Business of Operator with updated information being furnished prior to the Closing, and (2) Operator has not, because of past practices with or previous commitments to its employees, established any rights or expectations on the part of such employees to receive additional compensation inconsistent with past practices for any period after the date hereof.

          (b) Except as set forth on Schedule 6.3, no employee of Operator is a party to or subject to any Contract containing covenants by such employees not to compete in any line of business with any Person or restricting the customers from whom or the area in which the employee may solicit or conduct business.

      6.4 Employee Benefits. Except for each group health plan (as defined in Section 4980B(g)(2) of the IRC) ("Group Health Plan") maintained by Operator, Operator does not maintain or contribute to any Employee Benefit Plan. To the Knowledge of Operator, each Group Health Plan maintained by Operator has been administered in compliance with the continuation coverage and notice requirements of Title I, Subtitle B, Part 6 of ERISA and Section 4980B of the IRC (and the regulations thereunder). For purposes of this Section 6.2, 6.4, any reference to Operator shall be deemed to refer also to any Person that is under common control or affiliated with Operator within the meaning of Section 4001(a)(14) of ERISA and Section 414(b), (c), (m) and (o) of the IRC.

     6.5 Financial Statements. Set forth in Schedule 6.5 are the financial statements of Operator related to the operation of the Facility for the years ending December 31, 1996, 1995 and 1994, all of which have been audited by Jack
H. Sturgess, independent auditor of Operator. Such financial statements are hereinafter referred to collectively as the "Year-end Financials." Also set forth in Schedule 6.5 are the interim unaudited financial statements of Operator relating to the operations of the Facility for the ten-month period ended September 30, 1997 (the "Stub Period Financials"). The Year-end Financials and the Stub Period Financials are hereinafter collectively referred to as the "Financial Statements" and the balance sheet, dated September 30, 1997, that is included in the Stub Period Financials is referred to as the "Acquisition Balance Sheet." The Financial Statements have been prepared from the books and records of Operator in conformity with GAAP, on a consistent basis and present fairly, in all material respects, the financial position of Operator at the respective dates of the balance sheets included therein and the results of operations and changes in financial position of Operator for the respective periods covered thereby, except for, in the case of Stub Period Financials, (1) the absence of footnotes (that if presented would not differ materially from those included in the Year-End Financial Statements), (2) normal recurring year-end adjustments that will not result in a Material Adverse Effect on Operator's financial condition and results of operations, and (3) any year-end adjustments resulting from the preparation of Medicare cost reports.

     6.6 Healthcare Legal Requirements. To Operator's and Shareholders' Knowledge, Operator has complied, and is in compliance with, all Texas Nursing Facility Legal Requirements and all Legal Requirements imposed by Medicare and Medicaid, except where the failure to comply would not have a Material Adverse Effect on Operator, the Facility or any of the Acquisition Assets.

     6.7 Labor Matters. Except as disclosed on Schedule 6.7, Operator has not been, nor is it currently a party to, nor is it negotiating, any collective bargaining agreement. There has not been, there is not presently pending or existing, and to the Knowledge of Operator, any Threatened, (a) strike, slowdown, picketing, work stoppage, or employee grievance process, (b) Proceeding against or affecting Operator's operation of the Facility relating to
(1) an alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, (2) organizational activities, or other labor or employment dispute against or affecting Operator or the Facility, or (c) application for certification of a collective bargaining agent. To the Knowledge of Operator, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.

     6.8 Liabilities Not Disclosed On Balance Sheet. As of the date of the Acquisition Balance Sheet, Operator, regarding its respective ownership and operation of the Acquisition Assets, had no material Liabilities except as shown on the Acquisition Balance Sheet. Except as shown on Schedule 6.8, since the date of the Acquisition Balance Sheet, Operator has not incurred or become subject to any Liabilities related to the Facility, other than Liabilities incurred in the Ordinary Course of Business of the Facility consistent with past practices, all of which have been paid in full in the Ordinary Course of Business or are reflected on Operator's regular books of account on the date hereof and will be reflected on such books on the Closing Date and none of which (a) is materially inconsistent with the representations, warranties and covenants of Operator contained in this Agreement, or (b) has or may be expected to have a Material Adverse Effect.

     6.9 Medicare, Medicaid and Other Third Party Payors. Except as disclosed in any Texas DHS surveys for 1997, copies of which have been made available to Buyer, Operator has complied with all Medicare and Medicaid Legal Requirements and has filed all returns, cost reports and other filings in any manner prescribed thereby, except where the failure to so comply would not result in a Material Adverse Effect on Operator. All returns, cost reports and other filings made by Operator since January 1, 1996 to Medicare, Medicaid or any other health or welfare related Governmental Body or third party payor are true and complete except where inaccuracy, together with all other such inaccuracies, would not result in a Material Adverse Effect on Operator. Except as set forth on Schedule 6.9, since January 1, 1996, no deficiency in any such returns, cost reports and other filings, including deficiencies for late filings, has been asserted or to Operators' Knowledge Threatened by any Governmental Body or other provider reimbursement Entities relating to Medicare or Medicaid or third party payor claims. To Operators' Knowledge, there is no basis for any successful claims or requests for reimbursement from any such Governmental Body or third party payor except for any deficiencies, together with all other such deficiencies, which would be not result in a Material Adverse Effect on Operator. Since January 1, 1996, Operator has not been subject to any audit or investigation relating to fraudulent Medicare or Medicaid procedure or practices except audits or investigations which, together with all other such audits, would not result in a Material Adverse Effect.

     6.10 Permits. To Operator's Knowledge, Schedule 6.10 sets forth all of the Permits Operator has obtained from, and the Permits constitute all Governmental Authorizations required by, all Governmental Bodies that have any oversight or regulatory responsibility over Operator's operations of the Facility as a skilled nursing facility, except where the failure to obtain would not have a Material Adverse Effect on the Facility. Operator has furnished Buyer a complete copy of each of the Permits. All of the Permits are in full force and effect, and to Operator's Knowledge, no suspension or cancellation of any of them is Threatened.

     6.11 Proprietary Property. Except for the software and other proprietary assets used by Operator to perform accounting functions, Schedule 6.11 sets forth all Proprietary Property used by Operator in connection with its operations of the Facility. To Operator's Knowledge, Operator owns, or has obtained proper licenses for the use of, all Proprietary Property used by it. Operator has not received notice of any claim that it is violating or infringing any Proprietary Property of any third party.

     7. Representations and Warranties of Buyer. Buyer hereby represents and warrants to each Seller and Shareholder as follows:

     7.1 Corporate Status. Buyer is a corporation duly incorporated and existing under the laws of the State of Delaware. Buyer has, and at all times has had, full corporate power and authority to own and lease its properties as such properties are now owned and leased and to conduct its business as and where such businesses have and are now being conducted.

     7.2 Authority; Consents; Enforcement: Noncontravention; Noncompetes.

          (a) Authority. Buyer has the corporate power and authority to execute, deliver and perform this Agreement, and all other agreements, certificates or documents described in this Agreement ("Buyer Ancillary Documents"), and has taken all actions required to authorize, execute, deliver and perform this Agreement and the Buyer Ancillary Documents, including approval by the Board of Directors of Buyer.

          (b) Consents. No Consent or registration, declaration or filing with any Governmental Body is required for Buyer to execute this Agreement and perform the transactions described in this Agreement by Buyer.

          (c) Enforcement. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

          (d) Noncontravention. The execution and delivery of this Agreement and the Buyer Ancillary Documents by Buyer do not violate any provision of the Organizational Documents of Buyer and will not result in a breach or violation or default under any Order of any Governmental Body to which Buyer is subject or result in a breach by Buyer under any Contract to which it is bound. Neither the execution and the delivery of this Agreement, nor the compliance with, and fulfillment of, the terms, conditions and provisions hereof or thereof, will (a) violate any Legal Requirement applicable to Buyer; or (b) require the Consent or the making by Buyer of any declaration, filing or registration with, any Governmental Body or other Person.

     7.3 No Agent or Broker. Except for DevCon, no agent or broker or other person acting pursuant to authority given by Buyer is entitled to any commission or finder's fee, or other compensation, in connection with the transactions described in this Agreement.

     8. Additional Covenants of the Parties.

     8.1 Access and Investigation. Between the date of this Agreement and the Closing Date, each Seller shall: (a) afford Buyer and its Representatives full and free access to such Seller's personnel, properties (including access for subsurface testing), contracts, books and records, and other documents and data,
(b) furnish Buyer and Buyer's Representatives with copies of all such Contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Representatives with such additional information as Buyer may reasonably request.

      8.2 Operation of the Facility. Between the date of this Agreement and the Closing Date, Operator shall:

          (a) conduct the Facility only in the Ordinary Course of Business;

          (b) use its Best Efforts to preserve intact the Facility, keep available the services of the current employees and agents of the Facility, and maintain the relations and good will with suppliers, residents, landlords, creditors, employees, agents, and others having business relationships with the Facility and Operator;

          (c) confer with Buyer concerning operational matters of a material nature; and

          (d) otherwise report periodically to Buyer concerning the condition and operation of the Acquisition Assets, and the operation and financial position and results of the Facility.

     8.3 Required Consent. As promptly as practicable after the date of this Agreement, each Seller shall make any filings required to be made by it under Legal Requirements in order to consummate the transactions described in this Agreement. Between the date of this Agreement and the Closing Date, each Seller shall, (a) cooperate with Buyer on all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the transactions described in this Agreement, and (b) cooperate with Buyer in obtaining all Consents required by Buyer to consummate the transaction described in this Agreement.

     8.4 Notification. Between the date of this Agreement and the Closing Date, each Seller shall promptly notify Buyer if such Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of the representations and warranties of it in this Agreement, or if such Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly described in this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each Seller shall promptly notify Buyer of the occurrence of any Breach of any covenant of such Seller in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Section 9 impossible or unlikely.

     8.5 No Negotiation.

          (a) Until such time, if any, as this Agreement is terminated pursuant to Section 11, neither Seller shall:

               (1) negotiate, discuss or otherwise communicate with any other potential purchaser or lessee of the Facility;

               (2) solicit or encourage submission of any proposal or offer to acquire or lease all or any portion of the Facility;

               (3) participate in any discussion or negotiation regarding any proposal or offer to sell or lease all or any portion of the Facility;

               (4) furnish to any Person other than Buyer and its Representatives any information regarding the Facility, except as required by any Legal Requirement or in any Proceeding; or

               (5) cooperate in any way with, or assist or participate in any proposal or offer from any Person other than Buyer or its Representatives to acquire or lease all or any portion of the Facility.

          (b) If, prior to the termination of this Agreement, either Seller receives any unsolicited offer or proposal from any Person other than Buyer to acquire or lease all or any portion of the Facility, such Seller shall promptly notify Buyer of such offer or proposal and provide Buyer with copies of any written materials received by such Seller that relate to such offer or proposal.

     8.6 Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Buyer shall make all filings required by Legal Requirements to be made by it to consummate the transactions described in this Agreement. Between the date of this Agreement and the Closing Date, Buyer shall cooperate with Sellers on all filings that either Seller is required by Legal Requirements to make in connection with the transactions contemplated herein, and (ii) cooperate with Sellers in obtaining all Consents required by either Seller to consummate the transactions described in this Agreement.

     8.7 Patients' Accounts. Sellers shall calculate all patient charges through the Effective Time and bill all of the Facility's patients. Each Seller agrees that if it receives any payment for services performed or provided by or at the Facility that pertains to services performed or provided after the Effective Time, it shall remit such payment to Buyer within seven days of receipt. Similarly, Buyer agrees that if it receives any payment for services performed or provided by either Seller that pertains to services performed or provided before the Effective Time, it shall remit to Sellers such payment within seven days of receipt.

     8.8 Retroactive Settlements. If any third-party payor, Medicare or Medicaid reduces any amount payable to Buyer in connection with the retroactive settlement which reduction results from services provided by Operator at the Facility prior to the Effective Time, Operator and each Shareholder agrees to reimburse Buyer, within 15 days of delivery of notice to Operator from Buyer, the amount of such reduction that results from the services provided by Operator prior to the Effective Time (a "Retroactive Obligation"). Similarly, if any third-party payor, Medicare or Medicaid increases any amount payable to Buyer in connection with a retroactive settlement, which increase relates to services provided by Operator at the Facility prior to the Effective Time, Buyer agrees to remit to Operator, within ten days of receipt of such payment, the amount of such increase that results from the services provided by Operator prior to the Effective Time (a "Retroactive Payment"). Buyer agrees to promptly notify Operator and Shareholders of any Retroactive Obligation in order that Operator may appeal, and Buyer further agrees to cooperate with Operator in any such appeal.

     8.9 Patients' Personal Funds Accounts. At the Effective Time, Sellers shall transfer, and Buyer shall assume, any control either Seller may have over the custodial accounts commonly known as the patients' personal funds accounts that are owned by the Facility's patients, to the extent that such control may be transferable without the patient's prior consent. Buyer has not made any investigation as to whether such accounts have been accurately maintained and properly administered and Buyer shall assume no liability or responsibility for any accounting or deficiencies in such accounts existing at or arising before the Effective Time.

     8.10 Preservation of Records; Access By Sellers.

          (a) After the Effective Time, Buyer shall keep and preserve all medical records and other records for Straddle Patients of the Facility that it obtained from Sellers that are required to be kept and preserved by any Legal Requirement for the period of time required thereby. Sellers shall keep and preserve all medical records and other records for all Persons who were patients of the Facility prior to the Effective Time and who are not Straddle Patients that are required to be kept and preserved by any Legal Requirement for the period of time required thereby.

          (b) After the Effective Time, upon reasonable notice to Buyer by Sellers or any of their affiliates, Sellers and their agents shall be entitled, during regular business hours, to have access to and make copies of all records pertaining to the operation of the Facility prior to the Effective Time for any lawful purpose. Any medical records or patient charts shall only be removed from the Facility for purposes of pending litigation involving a patient to whom such record or chart refers and in response to a subpoena or court order or for purposes of introduction into evidence. Any records or charts so removed from the Facility shall be promptly returned to Buyer following their use by Sellers or any affiliate thereof.

     8.11 Transition of the Facility. Each Seller covenants with Buyer to cooperate with Buyer to effect the smooth transition of the control and operation of the Facility from Sellers to Buyer. Each Seller shall cooperate with Buyer in providing all information required hereunder and access thereto and whatever is required to carry out the purposes and intent of the transactions contemplated by this Agreement.

     8.12 Compliance with Legal Requirements. Operator shall correct or repair prior to the Closing Date, at its expense, any deficiencies in the Facility identified in any survey conducted by any Governmental Body, including state licensure or Medicare survey or similar report received by Operator prior to the Closing Date. In addition, Operator and Shareholders shall reimburse all expenses incurred by Buyer in correcting or repairing, or shall correct or repair at Operator's and Shareholders' expense, any material deficiencies in the Acquisition Assets noted by any survey conducted by any Governmental Body, including the Texas DHS survey, fire marshal report or other similar state or federal licensure survey received by Buyer within the first eight weeks following the Closing Date.

     8.13 Operator's Employees and Employee Benefits.

          (a) Prior to the Closing Date, Operator shall promptly notify all employees employed at the Facility that Operator will terminate their employment at the Effective Time. Operator shall retain any and all Liability for, and shall pay pursuant to Operator's policies, any termination pay, severance pay, sick pay or vacation pay, any unemployment benefits, and any other benefits to which Operator's past or current employees, their spouses and dependent children may be entitled by virtue of their employment or termination of their employment with Operator.

          (b) Following the Closing Date, Operator shall maintain Group Health Plans comparable to its current Group Health Plan for at least as long as Operator's past or current employees, their spouses and dependent children are eligible for continuation health coverage under COBRA. If Operator terminates one or more Group Health Plans which cover past or current employees who are not hired by Buyer, their spouses and dependent children, Operator's remaining Group Health Plan or Plans shall be considered the successor plan or plans under COBRA for such individuals. Buyer will waive the enrollment period and pre-existing condition requirements of its current Group Health Plan for those employees of Operator that Buyer hires upon consummation of the transactions described in this Agreement so that the termination of the employment of such employees by Operator and the hiring of such employees by Buyer will not trigger any COBRA benefits for these employees.

          (c) Buyer shall have no obligation to employ any employees of Operator subsequent to the Closing. To the extent any of such employees are employed by Buyer following the Closing, such employment shall be on terms and conditions determined by Buyer and Buyer shall have no obligation to offer such employee the same or similar wages, salaries or benefits as are paid or provided by Operator prior to the Closing.

     8.14 Survey. Promptly following the execution and delivery of this Agreement, Owner will obtain an ALTA survey of the Real Property ("Survey") satisfying all of the requirements set forth as Exhibit D.

     8.15 Title Insurance.

          (a) Promptly following the execution and delivery of this Agreement, Owner shall deliver to Buyer a commitment (the "Title Commitment") to issue the Title Policy from Title Company and all underlying documents related to the exceptions described or listed in the Title Commitment (the "Title Commitment Documents"). Within 10 days of the later of (1) the date Buyer receives a copy of the Survey or (2) the date Buyer receives a copy of the Title Commitment and all the Title Commitment Documents, Buyer shall notify Owner of all matters on the Title Commitment to which Buyer objects. If Buyer fails to object to any such exception within the 10-day period, Buyer shall be deemed to have accepted such exceptions.

          (b) Owner shall take all steps necessary to satisfy all the requirements set forth in the Title Commitment prior to the Closing Date. Buyer hereby objects to, and Owner shall use its Best Efforts to remove, correct or delete prior to or at the Closing (1) all standard exceptions set forth in the Title Commitment that are capable of being satisfied or removed, (2) any gap, overlap, boundary dispute, hiatus or encroachment referred to in the Title Commitment or identified on the Survey which affects the Real Property or any adjacent properties, (3) any mortgages and other monetary liens and Encumbrances affecting the Real Property, and (d) any matter to which Buyer has objected under this Section.

     8.16 Filing of Taxes; Payment. Each Seller shall, for all periods through the Closing Date:

          (a) prepare and timely file (including extensions) all Tax Returns that it is required to file under all applicable laws;

          (b) timely pay all Taxes it is required to pay;

          (c) withhold and timely pay over to the applicable authorities all Taxes that it is required to withhold and pay over; and

          (d) timely pay all Taxes on any sales and the income and gain, if any, that it realizes on the transactions contemplated by this Agreement, including the sale of the Acquisition Assets.

     8.17 Sales and Other State Taxes. Each Seller shall notify the taxing authorities which require notice prior to the completion of the transactions described in this Agreement and on the date hereof filed the required notices with the other taxing authorities.

     8.18 Non-Competition Agreements. At the Closing, each Seller and each Shareholder shall execute and deliver to Buyer a non-competition agreement substantially in the form of Exhibit G attached to this Agreement (the "Non-Competition Agreement").

     8.19 Management Agreement. At the Closing, Buyer and Briarcliff Management Co., Inc. ("Manager") shall execute and deliver a management agreement substantially in the form of Exhibit H attached to this Agreement (the "Management Agreement").

     8.20 Further Assurances. Each of the parties agrees that it will, at any time, and from time to time, after the date hereof, upon the request and at the expense of the appropriate party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, and such further acts, assignments, transfers, conveyances, and assurances as may be required to complete the transactions contemplated herein. After the date hereof, at the expense of Buyer, each Seller shall use its Best Efforts to cause any necessary third party to, execute such documents and do such acts and things as Buyer may reasonably require for the purpose of giving to Buyer the full benefit of all the provisions of this Agreement and as may be reasonably required to complete the transactions contemplated herein.

     9. Conditions Precedent to Buyer's Obligation to Close. Buyer's obligation to consummate the transactions contemplated herein, and to take the actions required to be taken by Buyer, at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     9.1 Accuracy of Representations. Each representation and warranty of each Seller and Shareholder in this Agreement must be accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     9.2 Sellers' Performance. All of the covenants and obligations that each Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

     9.3 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person Affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions described in this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions described in this Agreement.

     9.4 Consents. Each of the Consents identified on Schedule 7.2 must have been obtained and must be in full force and effect and Buyer has obtained all Governmental Authorizations necessary or required for it to assume operation of the Facility other than the authorization from the Texas DHS.

     9.5 Texas DHS Authorization. Buyer has received written confirmation from the Texas DHS that Buyer is qualified to operate the Facility and that the Texas DHS is prepared to issue Buyer a license subject to the successful completion of Texas DHS's survey of the Facility and Buyer's operation of the Facility.

     9.6 Other Documents. Buyer must have received such other documents as it may reasonably request for the purpose of (a) evidencing the accuracy of any of the representations and warranties of each Seller and Shareholder, (b) evidencing the performance by each Seller of, or the compliance by each Seller with, any covenant or obligation required to be performed or complied with by it, (c) evidencing the satisfaction of any condition referred to in this Section 9, or (d) otherwise facilitating the consummation or performance of any of the transactions contemplated herein.

     9.7 Title Policy. Title Company shall irrevocably commit to issue an ALTA Owner's Policy of Title Insurance on Form B-1992, insuring fee simple title to the Real Property in the amount of the Purchase Price (the "Title Policy"), subject to only (a) the Encumbrances for real estate Taxes and statutory liens for Taxes not yet due and payable, and (b) those other Encumbrances to which Buyer has not objected in accordance with Section 8.15 (the "Permitted Encumbrances"), and with such endorsements that Buyer has requested.

     9.8 No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person Affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

     10. Conditions Precedent to Sellers' Obligation to Close. Each Seller's obligation to consummate the transactions contemplated herein and to take the other actions required to be taken by such Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be jointly waived by Sellers, in whole or in part):

     10.1 Accuracy of Representations. Each of Buyer's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     10.2 Buyer's Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

     10.3 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Acquisition Assets by Sellers to Buyer.

     10.4 Consents. Each of the Consents identified on Schedule 4.1 must have been obtained and must be in full force and effect.

     10.5 Definitive Agreements for Purchase and Sale of Other Facilities.

          (a) Buyer and Larry S. Parker shall have entered into a definitive agreement for the purchase by Buyer of the facility having approximately 62 units licensed as a Class A Personal Care Facility under Texas law and approximately 100 apartments designed for elderly residents, known as the Briarcliff Village Retirement Center and Personal Care Center and located at 3500 South Vine Street, Tyler, Texas 75701, and all conditions precedent to Buyer's and Parker's obligations to close the transaction described in that agreement, have been satisfied or waived and the parties have closed such transaction contemporaneously with the Closing of the transactions described in this Agreement.

          (b) Buyer, Nursing Care Four, a Texas general partnership ("Nursing Care"), and Chandler Nursing Center, Inc., a Texas corporation ("Nursing Center") shall have entered into a definitive agreement for the purchase by Buyer of the skilled nursing facility known as the Chandler Nursing Center located at 300 Cherry Street, Chandler, Texas 75757, and all conditions precedent to Buyer's, Nursing Care's and Nursing Center's obligations to close the transaction described in that agreement, have been satisfied or waived and the parties have closed such transaction contemporaneously with the Closing of the transactions described in this Agreement.

          (c) Buyer, Briarcliff Health Center of Texas, a Texas general partnership, and Briarcliff Health Center, Inc. d/b/a Village on Copeland, a Texas corporation, shall have entered into a definitive agreement for the purchase by, and Buyer and Owner shall have entered into a definitive agreement for the lease by, Buyer of the facility licensed as a Class B Personal Care Facility under Texas law, known as the Village on Copeland and located at 5317 New Copeland Road, Tyler, Texas 75703 ("Copeland").

     10.6 Other Documents. Sellers must have received such other documents as Sellers may reasonably request for the purpose of (a) evidencing the accuracy of any representation or warranty of Buyer, (b) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (c) evidencing the satisfaction of any condition referred to in this Section 10, or (d) otherwise facilitating the consummation of any of the transactions contemplated herein.

     11. Termination.

     11.1 Termination Events. By notice given to Title Agent and the other parties to this Agreement, this Agreement may be terminated:

          (a) by Buyer if any of the conditions in Section 9 have not been materially satisfied as of the Termination Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Termination Date;

          (b) by Sellers, if any of the conditions in Section 10 have not been materially satisfied as of the Termination Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of either Seller to comply with its obligations under this Agreement) and Sellers have not waived such condition on or before the Termination Date;

          (c) by either Buyer or Sellers if a Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

          (d) by mutual consent of Buyer and Sellers; or

          (e) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the Termination Date, or such later date as the parties may agree upon.

      11.2 Effect of Termination.

          (a) If Buyer terminates this Agreement pursuant to Section 11.1(a) or
Section 11.1(c) or if the parties terminate this Agreement pursuant to Section 11.1(d) or Section 11.1(e), Title Agent shall return to Buyer the Deposit and all interest earned thereon.

          (b) If Sellers terminate this Agreement pursuant to Section 11.1(b) or
Section 11.1(c), Title Agent shall deliver the Deposit and all interest earned thereon to Sellers only if all of the conditions in Section 9 have been satisfied and neither Seller is in Breach of this Agreement. Otherwise, Title Agent shall remit the Deposit and all interest earned thereon to Buyer.

          (c) The remedies set forth in Section 11.2(b) are the exclusive remedies of Sellers for their termination of this Agreement. Buyer's right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.

          (d) If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 14.5 will survive; provided, however, that if this Agreement is terminated by Buyer because of the Breach of the Agreement by either Seller or because one or more of the conditions to Buyer's obligations under this Agreement is not satisfied as a result of either Seller's failure to comply with its obligations under this Agreement, Buyer's right to pursue all legal remedies will survive such termination unimpaired.

     12. Deliveries and Actions To Be Taken At Closing.

     12.1 Deliveries by Sellers. At or prior to the Closing, Sellers shall deliver to Title Agent (duly executed where appropriate) to be held by it in Escrow and to be disbursed in accordance with the provisions of Section 3.2:

          (a) A Bill of Sale for the Acquisition Assets in the form of Exhibit E attached hereto;

          (b) An assignment and assumption agreement in the form of Exhibit F attached hereto executed in counterpart by each Seller (the "Assignment and Assumption Agreement");

          (c) The Non-Competition Agreements executed in counterpart by each Seller and each Shareholder;

          (d) The Management Agreement executed in counterpart by Manager;

          (e) General Warranty Deed acceptable to the Title Agent conveying to Buyer the Real Property (the "Deed");

          (f) Registration, title and motor vehicle transfer forms for, and other documentation required to transfer to Buyer and enable Buyer to properly license, each motor vehicle which is part of the Acquisition Assets;

          (g) Confirmation that all of the Encumbrances other than the Permitted Encumbrances have been removed as an Encumbrance against the Acquisition Assets;

          (h) A certificate signed by each Seller certifying the fulfillment of the conditions set forth in Section 9.1 through 9.3; and

          (i) Consents of the other parties to the Assumed Contracts for those Assumed Contracts where such consent is required for the assumption of such Assumed Contracts.

     12.2 Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver to Title Agent (duly executed where appropriate) to be held by it in Escrow and to be disbursed in accordance with the provisions of Section 3.2:

          (a) Immediately available funds in the amount by which the Purchase Price (adjusted to reflect appropriate credits and debits required by Section 2.2) exceeds the sum of the Deposit plus the accrued interest thereon;

          (b) Certified copies of the Resolutions of the Board of Directors of Buyer approving the transactions described in this Agreement;

          (c) The Assignment and Assumption Agreement executed in counterpart by Buyer;

          (d) The Non-Competition Agreements executed in counterpart by Buyer;

          (e) The Management Agreement executed in counterpart by Buyer;

          (f) Certificates of good standing from the Secretaries of State of Delaware and Texas;

          (g) A certificate signed by an executive officer of Buyer certifying fulfillment of the conditions set forth in Section 10.1 through 10.3; and

          (h) Such other documents as may be reasonably necessary to effect the Closing.

   13. Indemnification; Remedies.

   13.1 Survival; Right to Indemnification. All representations, warranties, covenants and obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement, shall survive the Closing. If a party waives any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, such party's right to indemnification, payment of Damages or other remedy based on a Breach of such representations, warranties, covenants and obligations is waived only to the extent of the party's Knowledge of facts and circumstances at the time the Breach is waived.

     13.2 Indemnification and Payment of Damages By Owner. Owner shall indemnify and hold Buyer, its Affiliates and their respective successors and assigns ("Buyer's Indemnitees") harmless from, and shall pay to Buyer's Indemnitees the amount of, all Damages, arising, directly or indirectly, from or in connection with:

          (a) any Breach of any representation or warranty made by Owner in this Agreement;

          (b) any Breach by Owner of any covenant, agreement or obligation of Owner in this Agreement; and

          (c) any Liability of Owner, and all claims, demands and Proceedings made or brought against Buyer by reason of Owner's ownership, use, operation or condition of the Acquisition Assets prior to the Closing Date or any of the transactions described in this Agreement, but excluding the Assumed Liabilities.

     13.3 Indemnification and Payment of Damages By Operator.   Operator shall
indemnify and hold Buyer, its Affiliates and their respective successors and assigns ("Buyer's Indemnitees") harmless from, and shall pay to Buyer's Indemnitees the amount of, all Damages, arising, directly or indirectly, from or in connection with:

          (a) any Breach of any representation or warranty made by Operator in this Agreement;

          (b) any Breach by Operator of any covenant, agreement or obligation of Operator in this Agreement; and

          (c) any Liability of Operator, and all claims, demands and Proceedings made or brought against Buyer by reason of Operator's ownership, use, operation or condition of the Acquisition Assets prior to the Closing Date or any of the transactions described in this Agreement, but excluding the Assumed Liabilities.

     13.4 Indemnification and Payment of Damages by Shareholders.

          (a) Shareholders shall indemnify and hold Buyer's Indemnitees harmless from, and shall pay to Buyer's Indemnitees the amount of, all Damages, arising, directly or indirectly, from or in connection with:

               (1) any Breach of any representation or warranty contained in
     Section 4.9 or Section 6.9 of this Agreement;

               (2) any Breach by Operator or Shareholders, or both, of any of their covenants in this Agreement; or

               (3) any Retroactive Obligation, as defined in Section 8.8, incurred by Buyer.

          (b) If Shareholders pay a claim to Buyer's Indemnitees pursuant to this Agreement, then Shareholders shall be subrogated to all rights of Buyer's Indemnitees against others for recovery of Damages, except affiliates, employees, officers, directors, successors or assigns of Buyer's Indemnitees.

     13.5 Indemnification By Buyer. Buyer shall indemnify and hold Sellers, their Affiliates, and their respective successors and assigns (collectively, "Sellers' Indemnitees") harmless from, and will pay to Sellers' Indemnitees the amount of, all Damages arising directly or indirectly from or in connection with:

          (a) any Breach of any representation or warranty made by Buyer in this Agreement;

          (b) any Breach by Buyer of any covenant, agreement or obligation of Buyer in this Agreement; and

          (c) any claim, demand or Proceeding made or brought against Sellers resulting from Buyer's operation of the Acquisition Assets after the Closing Date.

     13.6 Indemnity Claims.

          (a) Notification of Claims. If any claim ("Claim") is asserted by a party as to which such party may be entitled to indemnification hereunder, such party (an "Indemnitee") shall notify ("Claims Notice") the party required by the terms of this Agreement to indemnify the Indemnitee (an "Indemnifying Party") within 10 days after (1) receipt of notice of commencement of any third-party litigation against such Indemnitee, (2) receipt by such Indemnitee of notice of any Claim by a third party ("Third Party Claim") pursuant to an invoice, notice of claim or assessment, against such Indemnitee, or (3) such Indemnitee becomes aware of the existence of any other event for which indemnification may be sought from the Indemnifying Party. The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, shall include copies of the notices referred to in (1) and (2), above, shall indicate the amount, if known, or an estimate, if possible, of Damages that have been or may be incurred or suffered.

          (b) Defense of Third Party Claim by Indemnifying Party. The Indemnifying Party may elect to defend or compromise any Third Party Claim, at its own expense and by its own counsel, who shall be reasonably acceptable to the Indemnitee. The Indemnitee may participate, at its own expense, in the defense of any Third Party Claim assumed by the Indemnifying Party. Without the approval of the Indemnitee, which approval shall not be unreasonably withheld or delayed, the Indemnifying Party shall not compromise a Third Party Claim defended by the Indemnifying Party which would require the Indemnitee to perform or take any action or to refrain from performing or taking any action. If the Indemnifying Party does not acknowledge its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee shall have the right to oversee the defense, compromise or settlement of such Claim and to consult with its own counsel regarding the actions taken by the Indemnifying Party, all at the expense of the Indemnifying Party.

          (c) Assumption of Defense by Indemnitee. Notwithstanding anything in this Section 13.6 to the contrary, if an Indemnitee determines in good faith that there is a reasonable probability that a Proceeding may adversely affect the Indemnitee or the Indemnitee's Affiliates other than as a result of monetary Damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its Consent (which may not be unreasonably withheld or delayed).

          (d) Defense of Claim by Indemnitee. If, within 20 days of the Indemnifying Party's receipt of a Claim Notice involving a Third Party Claim, the Indemnifying Party shall not have notified the Indemnitee of its election to assume the defense, the Indemnitee shall have the right to assume control of the defense or compromise of such Claim, and the costs and expenses of such defense, including costs of investigation and reasonable attorneys' fees, shall be added to the Claim. The Indemnitee shall have the right to compromise such Claim without the Consent of the Indemnifying Party.

          (e) Cooperation of Parties. The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of the party's defense of and compromise efforts related to such Claim and shall furnish the other party with copies of all relevant pleading, correspondence and other papers. In addition, the parties shall cooperate with each other, and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to notify the Indemnifying Party timely of the commencement of such actions in accordance with Section 13.6(a) shall relieve the Indemnifying Party from the obligation to indemnify under Sections 13.2, 13.3, 13.4 and 13.5, as the case may be, but only to the extent the Indemnifying Party establishes by competent evidence that it or he is or has been materially and adversely prejudiced by such untimely Claims Notice.

     13.7 Remedies; Right of Set-Off. The remedies provided in this Section 13 shall not be deemed exclusive of or limit any other remedies that may be available to an Indemnitee. If a Buyer's Indemnitee is entitled to indemnification as provided in Sections 13.2, 13.3, and 13.4, Buyer shall have the right to set-off the entire amount thereof against the amounts, if any, that Buyer may owe Sellers, provided, it shall be a condition to the exercise of the right of set-off that Buyer gives Sellers notice specifying in reasonable detail the basis for such set-off. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

     14. Miscellaneous Provisions.

     14.1 Amendment; Waiver. This Agreement may be amended, modified or superseded only by a written instrument signed by all of the parties to this Agreement. No party shall be deemed to have waived compliance by another party of any provision of this Agreement unless such waiver is contained in a written instrument signed by the waiving party and no waiver that may be given by a party will be applicable except in the specific instance for which it is given. The failure of any party to enforce at any time any of the provisions of this Agreement or to exercise any right or option contained in this Agreement or to require at any time performance of any of the provisions of this Agreement, by any of the other parties shall not be construed to be a waiver of such provisions and shall not affect the validity of this Agreement or any of its provisions or the right of such party thereafter to enforce each provision of this Agreement. No course of dealing shall operate as a waiver or modification of any provision of this Agreement or otherwise prejudice such party's rights, powers and remedies.

     14.2 Assignment; Binding Effect. Sellers shall have the right to assign their rights under this Agreement with respect to the Acquisition Assets to a qualified intermediary in order to consummate a tax-free exchange under section 1031 of the Code. Buyer agrees that it will fully cooperate with Sellers to effect such an exchange as long as Buyer is not required to take title to any other property and incurs no additional expense. Sellers may not otherwise assign their rights hereunder without the Consent of Buyer. Buyer may assign any of its rights and obligations under this Agreement without the prior Consent of Sellers to any Affiliate of Buyer if Buyer remains responsible for its obligations under this Agreement under the terms of such assignment. Buyer may not otherwise assign its rights hereunder without the written consent of Sellers. Subject to the foregoing, all the provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties to this Agreement and their respective heirs, legal representatives, successors and assigns.

     14.3 Construction and Interpretation of Agreement.

          (a) Section titles or captions in this Agreement are included for purposes of convenience only and shall not be considered a part of the Agreement in construing or interpreting any of its provisions. All references in this Agreement to Sections shall refer to Sections of this Agreement unless the context clearly otherwise requires.

          (b) When used in this Agreement, the word "including" shall have its normal common meaning and any list of items that may follow such word shall not be deemed to represent a complete list of the contents of the referent of the subject.

          (c) The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

          (d) Unless the context otherwise requires, when used in this Agreement, the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

          (e) The parties do not intend that this Agreement shall confer on any third party any right, remedy or benefit or that any third party shall have any right to enforce any provision of this Agreement.

     14.4 Severability of Provisions. If a court in any proceeding holds any provision of this Agreement or its application to any person or circumstance invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected, and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties' essential objectives as expressed in this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties intend that the court add to this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.

     14.5 Confidentiality of Certain Information.

          (a) The parties and their respective agents and employees shall hold and keep confidential all Information which is proprietary in nature and non-public or confidential, in whole or in part (the "Confidential Information") which any of them may receive from any other party concerning such other party. Failure to mark any of the Confidential Information as non-public, proprietary or confidential shall not affect its status as Confidential Information under the terms of this Agreement. Confidential Information shall not include any information in the possession of the receiving party (a) that is developed by such party without reference to and independent of any Confidential Information,
(b) is learned from a third party not under any duty of confidence to the disclosing party, or (c) becomes part of the public domain through no fault of the receiving party.

         (b) None of the parties nor their respective agents or employees shall, without the prior consent of the disclosing party, disclose or use any such Confidential Information, in whole or in part, except in connection with the performance of the transactions described in this Agreement. Unless otherwise required by law, none of the parties shall disclose any Confidential Information acquired as a result of this Agreement to any person or entity, other than its respective counsel and other representatives, and such other third parties (such as bankers and lessors) with whom it must communicate to consummate the transactions described by this Agreement, all of whom must agree to keep the Confidential Information confidential. If the Closing does not occur, each party will destroy or return to the disclosing party all copies of documents that contain that party's Confidential Information.

     14.6 Confidentiality of Agreement. Unless otherwise required by law, no party shall disclose either the terms or existence of this Agreement to any person other than a party's counsel and its other representatives or such other third parties with whom it must communicate to consummate the transactions described in this Agreement.

     14.7 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, if any, shall constitute part of this Agreement and shall be deemed to be incorporated in this Agreement by reference and made a part of this Agreement as if set out in full at the point where first mentioned. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Schedule identifies the exception with particularity and describes the relevant facts in detail. If any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules to a specifically identified representation or warranty), the statements in the body of this Agreement shall control. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty has to do with the existence of the document or other item itself). The parties intend that each representation, warranty, covenant and obligation contained in this Agreement shall have independent significance. If any party has breached any representation, warranty, covenant or obligation contained in this Agreement in any respect, merely because there exists another representation, warranty, covenant or obligation relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the party's breach of the first representation, warranty, covenant or obligation.

     14.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

     14.9 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties related to its subject matter and supersedes all prior proposals, understandings, agreements, correspondence, arrangements and contemporaneous oral agreements relating to subject matter of this Agreement. No representation, promise, inducement or statement of intention has been made by any party which has not been embodied in this Agreement.

     14.10 Expenses. Sellers shall pay (a) all transfer taxes, intangible taxes and similar Taxes and all sales, use transfer and similar Taxes, relating to the transfer of the Acquisition Assets to Buyer, (b) the cost of the Survey, and (c) the cost of their legal counsel. Buyer shall pay (a) the cost of its legal counsel, (b) the cost of any environmental assessment of the Real Property (c) the cost of DevCon's sales commission, (d) the cost of any recordation fees to put the Deed of record with the appropriate Governmental Body, and (e) the cost of premiums on the Title Policy. Except as otherwise expressly provided for in this Agreement, each party will bear its or his own expenses incurred in connection with the preparation, execution and performance of its obligations under this Agreement, including all fees and expenses of agents, representatives, counsel and accountants.

     14.11 Further Assurances. Each party shall execute and deliver such additional documents or take such additional actions as may be requested by another party to this Agreement if such requested document or action is reasonably necessary to effect the transactions described in this Agreement.

     14.12 Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Texas, without giving effect to any conflict of law rule or principle of such state.

     14.13 No Public Announcement. No party shall make any press release or other public announcement regarding this Agreement or the transactions described in this Agreement, unless such party is obligated by law or the rules of any stock exchange upon which its shares are traded to make such a disclosure. When a party determines that it is obligated by law or the rules of a stock exchange to make such a disclosure, it shall notify all of the other parties prior to such disclosure and all of the parties shall cooperate to cause a mutually agreeable release or announcement to be issued.

     14.14 Notices. All notices, requests, consents, approvals, waivers, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed delivered to the parties (a) on the date of personal delivery or transmission by facsimile transmission, (b) on the first business day following the date of delivery to a nationally recognized overnight courier service, or (d) or the third business day following the date of deposit in the United States Mail, postage prepaid, by certified mail, in each case, addressed as follows, or to such other address, person or entity as any party may designate by notice to the others in accordance herewith:


               If to Buyer:  Atria Communities, inc.
                             515 West Market Street, Suite 200
                             Louisville, KY  40202
                             Attn:  J. Timothy Wesley, Chief Financial
                                    Officer and Audra J. Eckerle, General
                                    Counsel
                             Facsimile:  (502) 596-4160

                 With Copy to:  Carmin D. Grandinetti, Esq.
                                Greenebaum Doll & McDonald pllc
                                3300 National City Tower
                                101 South Fifth Street
                                Louisville, KY 40202
                                Facsimile Number: (502) 540-2129

If to Sellers or Shareholders:  Larry S. Parker
                                8215 Cambridge Road
                                Tyler, TX  75703
                                Facsimile Number: (903) 593-0484

                 With Copy to:  James B. Gillen, Jr., Esq.
                                Conner, Gillen, Yarbrough & Anderson, P.C.
                                613 Shelley Park Plaza
                                Tyler, TX  75701
                                Facsimile Number: (903) 581-8790

     14.15 Recovery of Expenses by Prevailing Party. The party prevailing in any civil action, arbitration or other proceeding shall be entitled to recover from the nonprevailing party, in addition to any damages the prevailing party may have been awarded, all reasonable expenses that the prevailing party may have incurred in connection with such proceeding, including accounting fees attorneys' fees and expert witnesses' fees.

     14.16 Cumulative Remedies; Specific Performance. No right or remedy conferred upon or reserved to any of the parties under the terms of this Agreement is intended to be, nor shall it be deemed, exclusive of any other right or remedy provided in this Agreement or by law or equity, but each shall be cumulative of every other right or remedy. The parties understand and acknowledge that a party may be damaged irreparably by reason of a failure of another party to perform any obligation under this Agreement. Accordingly, if any party attempts to enforce the provisions of this Agreement by specific performance (including preliminary or permanent injunctive relief), the party against whom such action or proceeding is brought waives the claim or defense that the other party has an adequate remedy at law.

     In Witness Whereof, the parties have entered into this Agreement as of the date first written above.


                                  Atria Communities, Inc.

                                  By: /s/ J. Timothy Wesley
                                      ------------------------------------
                                  Title:  Chief Financial Officer
                                         ---------------------------------
                                                     ("Buyer")

                                  BRIARCLIFF VILLAGE HEALTH CENTER

                                  By: /s/ Larry S. Parker
                                     ------------------------------------------
                                  Title:  General Partner
                                        ---------------------------------------
                                                       ("Owner")


                                  BRIARCLIFF VILLAGE HEALTH CENTER, INC.

                                  By: /s/ Larry S. Parker
                                     ------------------------------------------
                                  Title:  President
                                        ---------------------------------------
                                                     ("Operator")

                                  /s/ Larry S. Parker
                                  ---------------------------------------------
                                  LARRY S. PARKER

                                  /s/ Randy Parker
                                  ---------------------------------------------
                                  RANDY PARKER

                                  /s/ Mary G. Tedford
                                  ---------------------------------------------
                                  MARY G. TEDFORD

                                  /s/ Laura R. Tedford
                                  ---------------------------------------------
                                  LAURA R. TEDFORD

                                   /s/ David Tedford
                                  ---------------------------------------------
                                  DAVID TEDFORD

                                  /s/ Don Steele
                                  ---------------------------------------------
                                  DON STEELE

                                                 ("Shareholders")